Exhibit 99

PRESS RELEASE – January 19, 2011

Peoples Neighborhood Bank Announces Appointment of CFO

Hallstead, PA, January 19, 2011– Alan W. Dakey, President & Chief Executive Officer of Peoples Financial Services Corp. (OTCBB: PFIS) and Peoples Neighborhood Bank announced the appointment of Scott A. Seasock as Senior Vice President and Chief Financial Officer.  Mr. Seasock brings over thirty years of executive and finance division management experience to Peoples including 24 years as a senior executive and CFO of a local community bank.

Mr. Seasock is a graduate of Penn State University in Finance and holds an MBA from the University of Scranton.  He has been active in the community and has served as a Board Member on a number of accounting trade association boards, including the AICPA’s Auditing Standards Board. Seasock and his wife, Valerie, reside in Plains, PA with their children Alexander, Matthew, and Daniel.

Mr. Dakey stated, “the bank had conducted a comprehensive CFO search and was extremely pleased to hire such a highly qualified and experienced individual.  Peoples Neighborhood Bank has experienced strong growth and Seasock’s skills and experience will help guide our future growth and profitability.”

Peoples Financial Services Corp. is the parent company of Peoples Neighborhood Bank, an independent community bank with eleven community offices and $556 million in assets as of December 31, 2010.  Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public operating as Peoples Wealth Management; and Peoples Financial Capital Corporation with main activities in the maintenance and management of intangible investments and the collection and distribution of the income from such investments.  The community office locations are Hallstead, Hop Bottom, Susquehanna, and Montrose in Susquehanna County, PA; Nicholson, Tunkhannock, and Meshoppen in Wyoming County, PA; Glenburn in Lackawanna County, PA; and Conklin, Deposit, and Binghamton in Broome County, NY. The Company’s business philosophy includes offering direct access to senior management and officers and providing friendly, informed and courteous service, local and timely decision-making, flexible and reasonable operating procedures and consistently-applied credit policies. The Company’s website is www.peoplesnatbank.com .